Exhibit 99.11

Stradley Ronon Stevens & Young, LLP 2005 Market Street Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

March 17, 2023

Board of Trustees

HC Capital Trust

Five Tower Bridge, 300 Barr Harbor Drive, 5th Floor

West Conshohocken, Pennsylvania 19428

Re:	Registration Statement on Form N-14

Gentlemen:

We have acted as counsel to HC Capital Trust (the “Trust”), a Delaware statutory trust, in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued by the Trust, in connection with the acquisition of the assets and liabilities attributable to HC Strategic Shares of The Intermediate Term Municipal Bond II Portfolio, a series of the Trust, by and in exchange solely for full and fractional HC Strategic Shares of beneficial interest, without par value (the “Shares”), of The Intermediate Term Municipal Bond Portfolio a series of the Trust (the “Transaction”).

We have reviewed the Trust’s Amended and Restated Declaration and Agreement of Trust (“Declaration of Trust”) and its Amended By-Laws (the “By-Laws”), resolutions adopted by the Trust’s Board of Trustees in connection with the Transaction, the form of Plan of Reorganization (the “Reorganization Plan”) for the Transaction, which was approved by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the provisions of the Delaware Statutory Trust Act, as amended, governing the issuance of shares of the Trust, and does not extend to the securities or “blue sky” laws of the State of Delaware or other states.

We have assumed the following for purposes of this opinion:

1.          HC Strategic Shares of the Trust will be issued in accordance with the Declaration of Trust and By-Laws, the Reorganization Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares and the Transaction.

2.          The Shares will be issued against payment therefor as described in the combined Prospectus/Proxy Statement and the Statement of Additional Information relating thereto included in the

Philadelphia, PA • Harrisburg, PA • Malvern, PA • Cherry Hill, NJ • Wilmington, DE • Washington, DC • New York, NY • Chicago, IL

A Pennsylvania Limited Liability Partnership

Board of Trustees

HC Capital Trust

March 17, 2023

Registration Statement and the Reorganization Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Reorganization Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ STRADLEY RONON STEVENS & YOUNG, LLP